EXHIBIT 8.01


                                                   Marshall & Ilsley Corporation
                                                   770 North Water Street
                                                   Milwaukee, WI 53202
                                                   414 765-7700 Main
News Release                                       414 298-2921 Fax
                                                   www.mibank.com


For Release:    Immediately


Contact:        Mark Furlong, President
                414 765-8052



MARSHALL & ILSLEY CORPORATION COMPLETES ACQUISITION OF

                           GOLD BANC CORPORATION, INC.

Milwaukee, Wis.- April 1, 2006 - Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today the completion of its acquisition of Gold Banc Corporation, Inc. (NASDAQ: GLDB). Gold Banc, with $4.2 billion in assets as of December 31, 2005, is the holding company for Gold Bank, which provides commercial banking services in Florida, Kansas, Missouri, and Oklahoma through 32 bank locations.

Gold Banc shareholders will receive 0.3576 of a share of M&I common stock and $2.78 in cash for each share of Gold Banc common stock they own. M&I will not issue any fractional shares. Instead, Gold Banc stockholders will receive cash in lieu of any fractional share of M&I common stock based on a value for each M&I share of $43.96.

In accordance with the terms of the merger agreement, Malcolm M. ("Mick") Aslin, chief executive officer of Gold Banc, joins the Marshall & Ilsley Corporation Board of Directors effective today.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $46.2 billion in assets as of December 31, 2005.


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Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank.
M&I Bank has 196 offices throughout the state, in addition to 42 locations throughout Arizona; 14 offices in metropolitan Minneapolis/St. Paul, Minn.; and locations in Duluth, Minn.; Las Vegas, Nev.; and, Marco Island, Naples, and Bonita Springs, Fla. M&I's Southwest Bank affiliate has seven offices in the St. Louis area and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation's wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I's customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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